Exhibit 19.1

EVERI HOLDINGS INC.
INSIDER TRADING POLICY
(As of February 16, 2023)
I.Trading in Company Securities While in Possession of Material Nonpublic Information is Prohibited
The purchase or sale of securities by any person who possesses material nonpublic information is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of Everi Holdings Inc. (the “Company”) that any person subject to this Policy who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until you know that the information has been disseminated to the public.
No director, officer, employee or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities over which the individual has or shares direct or indirect voting or investment control,
●buy, sell, gift, or otherwise trade securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”),
●engage in any other action to take personal advantage of that information, or
●pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”).
In addition, it is the policy of the Company that no officer, director, employee or consultant who, in the course of working for the Company, learns of material nonpublic information of another company with which the Company does business, such as a customer or supplier, may trade in that company’s securities until that information becomes public or is no longer material.
II.All Employees, Officers, Directors and their Family Members and Affiliates Are Subject to this Policy

This Policy applies to all directors, officers, employees and consultants of the Company and its subsidiaries. For the purposes of this Policy, officers, outside directors and consultants are included within the term “employee.” This Policy also applies to any other persons whom the Company’s insider trading Compliance Officer Group may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company director, officer, employee, or consultant. This Policy applies to family members who reside with employees, officers, directors or consultants, (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in such persons’ household and any family members who do not live in their household but whose transactions in the Company’s securities are directed by consultants, employees, officers and directors or are subject to the control or influence by such persons, such as parents or children who consult with such persons before they trade in the Company’s securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities, and you should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members. This Policy also applies to any entities (such as trusts, limited partnerships and corporations) over which employees, officers and directors have or share voting or investment control (collectively referred to as “Controlled Entities”), and transactions by Controlled Entities should also be treated for purposes of this Policy and applicable securities laws as if they were for your own account.
III.Executive Officers, Directors and Certain Named Employees Are Subject to Additional Restrictions

A.Section 16 Insiders. The Company has designated certain persons who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC. Each such person is referred to herein as a “Section 16 Insider.” The Company will maintain a list of Section 16 Insiders and amend such list from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders.
B.Access Persons. The Company will maintain a list of other employees who, by virtue of their position, have frequent access to material nonpublic information concerning the Company, particularly nonpublic information concerning quarterly operating results, or who perform an operational role, such as head of a division or business unit, that is material to the Company as a whole (“Access Persons”). The Company will maintain and amend such list from time to time as necessary to reflect the addition and the resignation or departure of Access Persons.

C.Additional Restrictions. Because Section 16 Insiders and Access Persons are more likely than other employees to possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Section 16 Insiders and Access Persons are subject to the additional restrictions set forth in Appendix I hereto. For purposes of this Policy, Section 16 Insiders and Access Persons are each referred to as “Insiders.”
IV.Insider Trading Compliance Officer Group
The Company has designated Randy L. Taylor, its Chief Executive Officer and Director, as its Insider Trading Compliance Officer, and has designated certain individuals as recommended by the Compliance Officer (collectively, the “Compliance Officer Group”) to monitor the activities of Section 16 Insiders.
The duties of the Compliance Officer Group include the following:
●Administering this Policy and monitoring and enforcing compliance with its provisions and procedures.
●Responding to all inquiries relating to this Policy and its procedures.
●Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
●Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer Group determines have access to material nonpublic information concerning the Company.
●Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
●Selecting and approving designated brokers through which Insiders are authorized to trade Company securities.
●Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations.
●Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

●Maintaining the lists of Section 16 Insiders and Access Persons and updating such lists periodically as necessary to reflect additions or deletions.
The Compliance Officer may designate one or more individual(s) who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling the duties under this Policy, the Compliance Officer, or his/her designee(s), such as the Compliance Officer Group, among other designees, as applicable, shall be authorized to consult with the Company’s outside counsel.
V.Applicability of This Policy to Transactions in Company Securities

A.General Rule. This Policy applies to all transactions in the Company’s securities, including common stock, options to purchase common stock and any other securities the Company may issue from time to time, such as preferred stock, convertible notes, warrants and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options or swaps. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges.
B.Employee Benefit Plans
Equity Incentive Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash, but do apply to all sales of securities acquired through the exercise of stock options or other equity awards. Thus, this Policy does apply to the same-day sale (cashless exercise) of Company stock options.
Tax Withholding Rights. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of tax withholding rights pursuant to which an officer or other employee elects to have the Company withhold shares of Company securities to satisfy any tax withholding requirements.
VI.Definition of “Material Nonpublic Information”

A.“Material.” Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

●Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity.
●Company projections and strategic plans.
●Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements.
●New major contracts, orders, suppliers, customers or financing sources or the loss thereof.
●Major discoveries or significant changes or developments in products or product lines, research or technologies.
●Significant changes or developments in supplies or inventory, including significant vendor problems, product defects, recalls or product returns.
●Significant pricing changes on key products/services.
●Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
●Significant changes in senior management or membership of the Board of Directors.
●Significant labor disputes or negotiations.
●Actual or threatened major litigation, or the resolution of such litigation.
●Substantial contracts not in the ordinary course of business.
●Receipt or denial of regulatory approval for products or services.
●Major marketing changes.
●Changes in auditors.
●Establishment of a repurchase program for the Company’s securities.
●Significant cyber security event or breach, including data breach.
B.“Nonpublic.” Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services and the investing public has had sufficient time to fully absorb the information. Selective disclosure to a few persons does not make information public. In addition, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate. For purposes of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information.
C.Consult the Compliance Officer Group When in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer Group for guidance before trading in any Company securities.
VII.Employees May Not Disclose Material Nonpublic Information to Others or Make Recommendations Regarding Trading in Company Securities
No employee may disclose material nonpublic information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping.” No employee or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except that such person may advise others not to trade in the Company’s securities if doing so might violate the law or this Policy.
VIII.Employees May Not Participate in Chat Rooms
Employees are prohibited from posting messages or otherwise participating in chat room discussions, blogs or other Internet forums regarding the Company’s securities or business.
IX.Only Designated Company Spokespersons Are Authorized to Disclose Material Nonpublic Information
The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer Group.
X.Certain Types of Transactions Are Prohibited
Following the effective date of this Policy, the entry into the following types of transactions will be prohibited.
A.Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.
B.Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore may create the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”
C.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.
D.Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
XI.The Company May Suspend All Trading Activities by Employees
From time to time the Company may impose a “blackout” period during which time some or all of the Company’s employees may not buy or sell the Company’s securities. The Compliance Officer Group will impose such a blackout period if, in his judgment, there exists nonpublic information that would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. All those affected shall not trade in the Company’s securities while the blackout period is in effect, and shall not disclosure to others that the Company has suspended trading for certain individuals. If the Company declares a blackout period to which you are subject, the Compliance Officer Group will notify you when the blackout begins and when it ends.
XII.Violations of Insider Trading Laws or This Policy Can Result in Severe Consequences

A.Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties of up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
B.Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer, employee or consultant may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.
C.Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer Group or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officer Group or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
XIII.Every Individual Is Responsible
Every employee has an individual responsibility to comply with this Policy. An employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the employee believes that he or she may suffer an economic loss or forego anticipated profit by waiting.
XIV.This Policy Continues to Apply Following Termination of Employment
This Policy continues to apply to transactions in the Company’s securities even after termination of employment. If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.
XV.The Compliance Officer Group Is Available to Answer Questions about this Policy

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer Group.
XVI.This Policy Is Subject to Revision
The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.
XVII.All Employees Must Acknowledge Their Agreement to Comply with This Policy
This Policy will be made available on the Company’s intranet and delivered to all employees upon its adoption or material revision by the Company, and to all new other employees at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each employee must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.
XVIII.Company Transactions
From time to time, the Company may engage in transactions in its own securities. It is the Company's policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.

APPENDIX I
Special Restrictions on Transactions in Company Securities by
Executive Officers, Directors and Access Persons
I.    Overview
To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix I, including restrictions on all trading during certain periods, by Family Members and by Controlled Entities. Insiders should provide each of these persons or entities with a copy of this Policy.
II.Trading Window
In addition to the restrictions that are applicable to all employees, any trade by an Insider that is subject to the Insider Trading Policy will be permitted only during an open “trading window.” The trading window generally opens upon the opening of trading on the second (2nd) full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading on the fifteenth (15th) day of the last month of the fiscal quarter in which the earnings were released. In addition to the times when the trading window is scheduled to be closed, the Company may impose a special blackout period at its discretion in accordance with Section XI of the Insider Trading Policy due to the existence of material nonpublic information, such as a pending acquisition, that is likely to be widely known among Insiders. Following termination of employment or other service, Insiders will be subject to the trading window for the quarter in which termination occurs, as well as any special blackout period in effect at the time of termination. Even when the trading window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer Group will advise Insiders when the trading window opens and closes.
III.    Individual Account Plan Blackout Periods
Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock (such as the Company’s 401(k) Plan). For purposes of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, directors and executive officers are prohibited from trading in shares of the Company’s stock that were acquired in connection with such director’s or officer’s service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify directors and executive officers in the event of any blackout period.

IV.    Pre-Clearance of Trades
As part of the Company’s Insider Trading Policy, all purchases and sales of securities of the Company by Insiders, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with this Policy, must be pre-cleared by the Compliance Officer Group. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.
Requests for pre-clearance must be submitted to the Compliance Officer Group at least two (2) business days in advance of each proposed transaction in writing. If the Insider submits the request by email and does not receive a response from the Compliance Officer Group within 24 hours, the Insider will be responsible for following up to ensure that the message was received.
Transaction details to be reported include:
●Planned transaction date (trade date).
●Trade type: (e.g., purchase, sale, gift, exercise - same-day sale (cashless), exercise and hold (cash), etc.).
●Number of shares involved.
●Grant date, as applicable.
●Grant identification number, as applicable.
●To the extent stock options are involved, the price per share at which the transaction was originally executed (otherwise known as the strike or exercise price), prior to the addition or deduction of brokerage commission and other transaction fees.
●Contact information for the broker who executed the transaction.
●Signature, printed name and title of person requesting pre-clearance.
●Confirmation that the Insider does not possess material nonpublic information.
The above-mentioned transaction details must be reported to the designated members of the Company’s Compliance Officer Group, with a copy to the following Company personnel who will assist in preparing your Form 4:
Stock Plan Administration – StockPlanAdmin@everi.com.

Once the proposed transaction is pre-cleared, the Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. If the Insider does not complete execution of the transaction within five business days after obtaining approval, a new request for pre-clearance must be submitted and approved before the transaction may be executed. Notwithstanding the foregoing, if the Insider acquires material nonpublic information concerning the Company prior to the execution of the transaction, the Insider may not execute the transaction. If the Insider is a Section 16 Insider, the Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.
In addition, pre-clearance is required for the establishment of a Rule 10b5-1 trading plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that specifies or establishes a formula for determining the dates, prices and amounts of planned trades. Of course, the results of transactions effected by a Section 16 Insider under a Rule 10b5-1 trading plan must be reported immediately to the Company since they will be reportable on Form 4 within two (2) business days following the execution of the trade.
Notwithstanding the foregoing, any transactions by the Compliance Officer Group shall be subject to pre-clearance by the Chief Financial Officer or, in the event of his or her unavailability, the Chief Executive Officer.
V.    Designated Brokers
Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Insider on Form 4 (such as a member of the Insider’s immediate family who lives in the Insider’s household), must be executed by a broker designated by the Company unless the Insider has received authorization from the Compliance Officer Group to use a different broker.
A Section 16 Insider and any broker that handles the Section 16 Insider’s transactions in the Company’s stock will be required to enter into an agreement whereby:
●The Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Insider’s account and the accounts of all others designated by the Insider whose transactions may be attributed to the Insider.
●The broker agrees not to execute any transaction for the Insider or any of the foregoing designated persons (other than under a pre-approved Rule

10b5-1 trading plan) until the broker has verified with the Company that the transaction has been pre-cleared.
●The broker agrees to immediately report the transaction details (including transactions under Rule 10b5-1 trading plans) directly to the Company and to the Insider by telephone and in writing (by fax or email).

VI.    Reporting of Transactions
To facilitate timely reporting under Section 16 of the Exchange Act of Insider transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Insider’s household) to immediately report directly to the Company and to the Insider the details of any transactions they have in the Company’s stock.
Transaction details to be reported include:
●Planned transaction date (trade date).
●Trade type: (e.g., purchase, sale, gift, exercise - same-day sale (cashless), exercise and hold (cash), etc.).
●Number of shares involved.
●Grant date, as applicable.
●Grant identification number, as applicable.
●To the extent stock options are involved, the price per share at which the transaction was originally executed (otherwise known as the strike or exercise price), prior to the addition or deduction of brokerage commission and other transaction fees.
●Contact information for the broker who executed the transaction.
●Signature, printed name and title of person requesting pre-clearance.
●Confirmation that the Insider does not possess material nonpublic information.
The above-mentioned transaction details must be reported to the designated members of the Company’s Compliance Officer Group, with a copy to the following Company personnel who will assist in preparing your Form 4:

Stock Plan Administration – StockPlanAdmin@everi.com.
VII.    Modifications to Policy
The Board of Directors or a designated committee of the Board of Directors will be responsible for monitoring and recommending any necessary or advisable modifications to the Insider Trading Policy.

VIII.    Persons Subject to Section 16
Most purchases and sales of Company securities by directors, executive officers and greater-than-10% stockholders are subject to Section 16 of the Exchange Act. The Board of Directors, or its designated committee, will review, at least annually, those individuals who are deemed to be executive officers for purposes of Section 16 compliance, and make any changes regarding such status, as applicable. An executive officer is generally defined as the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function.
IX.    Form 4 Reporting
Under Section 16 of the Exchange Act, most transactions in Company securities by Section 16 Insiders are subject to reporting on Form 4 within two (2) business days following the transaction date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 trading plan, on the day the Insider is advised of the terms of the transaction.
X.    Insider Employees
The Board of Directors, or its designated committee, will review, at least annually, those individuals deemed to be “Insiders” for purposes of this Appendix I. Insiders shall include Section 16 Insiders and such other persons, including employees and consultants as the Board of Directors, or its designated committee, deems to be Insiders (“Insider Employees”). Generally, an Insider Employee shall be any person who by virtue of his or her position is regularly in possession of material nonpublic information, particularly nonpublic information concerning quarterly operating results, or who performs an operational role, such as head of a division or business unit, that is material to the Company as a whole.
XI.    Special Guidelines for 10b5-1 Trading Plans

Notwithstanding the foregoing, an Insider will not be deemed to have violated the Insider Trading Policy if he or she effects a transaction that meets all of the enumerated criteria below. The Board of Directors recommends that Insiders who desire to trade in the Company’s securities consider using a plan adopted pursuant to Rule 10b5-1 as described herein as one way to conduct such trading.
A.    The transaction must be made pursuant to a non-discretionary plan (the “Plan”) entered into in good faith that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation:
1.    Each Plan must be in the form of a written, binding contract that specifies either:
a.    the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or
b.    a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.
2.    The Plan must prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales and must state that any person executing Plan transactions may not deviate from Plan instructions.
B.    Each Plan must be approved prior to the effective time of any transactions under such Plan by the Company’s Rule 10b5-1 Plan Review Committee, which shall be composed of person(s) selected by and serving at the discretion of the Company’s Chief Executive Officer (the “10b5-1 Committee”). The Company reserves the right to withhold approval of any Plan that the 10b5-1 Committee determines, in its sole discretion,
1.    fails to comply with the Rule;
2.    exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law;
3.    creates any appearance of impropriety;
4.    fails to meet guidelines for such plans established by the Company from time to time; or
5.    otherwise fails to satisfy review by the 10b5-1 Committee for any reason.

C.    Any modifications1 to the Plan, deviations from the Plan or termination of the Plan without prior approval of the 10b5-1 Committee will result in a failure to comply with the Insider Trading Policy. Any such modification, deviation or termination is subject to the approval of the 10b5-1 Committee in accordance with Section B above. No Plan may be modified more than once in any 12-month period. Each Plan must include representations that:
1.    the Insider will only modify the Plan when he or she is not aware of any material nonpublic information about the Company or the securities covered by the Plan and at a time when the Company’s trading window is open with respect to the Insider, and will require that the first transaction following any modification of the Plan will be effected no sooner than the earliest date permissible under the applicable cooling-off period; and
2.    any termination of the Plan prior to its fixed termination date or sale of all securities will be made only when the Insider is not aware of material nonpublic information about the Company or the securities covered by the Plan and at a time when the Company’s trading window is open with respect to the Insider.
D.    Each Plan must:
1.    be established at a time when the Insider is not aware of material nonpublic information about the Company or the securities covered by the Plan; and
2.    be established at a time when the trading window is open with respect to the Insider; and
3.    be established in good faith and not as part of a plan or scheme to evade the insider trading rules; and
4.    provide that the first transaction under the Plan will occur no sooner than:
For Section 16 Insiders, the later of (i) ninety (90) days following the adoption or modification of such Plan, or (ii) two (2) business days following the disclosure in a periodic report of the Company’s financial results for the fiscal quarter (i.e., Form 10-K or 10-Q, as applicable) in which such Plan was adopted or modified (not to exceed one hundred twenty (120) days following the adoption or modification of such plan); and
For non-Section 16 Insiders, thirty (30) days following the adoption or modification of such Plan.
1 Any modification to the amount, price, or timing of the purchase or sale of the securities underlying the Plan will be deemed to be a termination of the current Plan and creation of a new Plan.

E.    Insiders must act in good faith with respect to the Plan for the entirety of its duration.
F.    If you are a Section 16 Insider, the Plan must include the following certifications: (1) the Section 16 Insider is not aware of any material nonpublic information about the Company or the Company securities; and (2) the Section 16 Insider is adopting the Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.
G.    For a given Insider, no more than one Plan can be effecting trades at a time. Notwithstanding the foregoing:
1.    Two separate Plans can be in effect at the same time (but not trading at the same time) so long as: (i) the later-commencing plan does not begin trading until the completion of the cooling-off period (as described in Section XII.D.4. above) that would have applied to the Insider if the later-commencing plan was adopted when the earlier-commencing plan is terminated; and (b) the later-commencing plan meets all other conditions set forth in this Section XII.
2.    Separate Plans for “sell-to-cover” transactions in which an Insider authorizes an agent to sell only such securities (excluding stock options) as are necessary in order to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock and restricted stock units (a “STC Plan”) are permissible.
3.    Separate contracts with different brokers or other agents acting on an Insider's behalf may be treated as a single Plan if the contracts with each broker or other agent, when taken together as a whole, meet all other conditions set forth in this Section XII.
H.    Other than a STC Plan, an Insider may not enter into more than one Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period. A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
I.    Each Plan must provide appropriate mechanisms to ensure that the Insider complies with all rules and regulations, including Rule 144, Rule 701 and Section 16, applicable to securities transactions under the Plan by the Insider.
J.    Each Plan must provide for automatic suspension or termination of the Plan in the sole discretion of the Company:
1.    to comply with a lock-up agreement required in connection with a securities issuance transaction in which the Company is a participant; or

2.    upon the occurrence of an event that would violate the law; or
3.    upon the occurrence of other similar events.
Further, each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable.
K.    Each Plan should include representations, warranties, and covenants of the Insider with respect to the following matters:
1.    As of the date the Plan is established, the Insider is not aware of any material nonpublic information concerning the Company or the securities covered by the Plan.
2.    The Insider is entering into the Plan in good faith and not as part of a plan or scheme to evade compliance with federal or state securities laws.
3.    While the Plan is in effect, the Insider agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by the Plan.
4.    The Insider agrees not to alter or deviate from the terms of the Plan.
5.    The Insider agrees that he or she shall not, directly or indirectly, communicate any information relating to the securities or the Company to any broker, dealer, financial advisor, trustee or any other third party who is involved, directly or indirectly, in executing the Plan at any time while the Plan is in effect.
6.    The Insider agrees not to take, and agrees to cause any person or entity with which the Insider would be required to aggregate sales of securities pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales made under the Plan not to meet all applicable requirements of Rule 144.
7.    The Insider agrees to timely make all filings required under the Securities Act of 1933, as amended, and the Exchange Act.
8.    The Insider acknowledges and agrees that the Insider does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases or sales of securities pursuant to the Plan.
9.    The Insider agrees that any modifications to the Plan must be made in good faith at a time when the Insider is not aware of any material non-public information concerning the Company or the securities covered by the Plan.

10.    The Insider agrees that termination of the Plan prior to its expiration pursuant to the terms of the Plan will be made in good faith.
11.    The Insider agrees that the Company may, in its sole discretion, make public announcements regarding the Plan in any press release or filings with the SEC such as the Company’s proxy statement, Form 8-K, Form 10-Q, Form 10-K, or other SEC filings, including, among other things, information as to existence or adoption of the Plan and, to the extent required or advisable under applicable law, information as to the timing of the transactions and the amount and price of the securities to be sold.
12.    The Insider agrees to return any securities not sold pursuant to the Plan to the Company for relegending.
L.    None of the Company, the Board of Directors, the 10b5-1 Committee nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s Plan, to have represented that any Plan complies with the Rule or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with the Rule.